EXHIBIT 10.14

Employment Agreement

Emerging Media Holdings, Inc.

THIS  EMPLOYMENT  AGREEMENT  (“Agreement”)  is  made  as  of  July 1,  2012  (“Effective Date”),  by  and  between  CHRISTOPHER  P. SMITH of Lake Mary, Florida (“Executive”) and EMERGING MEDIA HOLDINGS, Inc., a Nevada Corporation (the “Company”).

PREAMBLE

WHEREAS, the Board of Directors of the Company recognizes Executive's previous and potential contribution to the growth and success of the Company and desires to assure the Company of Executive's employment in an executive capacity as Chief Executive Officer and to compensate him therefore;

WHEREAS, Executive wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1        General Definitions.

“Act” shall refer to the Securities Exchange Act of 1934, as amended.

“Benefits” shall mean all the fringe benefits approved by the Board from time to time and  established  by  the  Company  for  the  benefit  of  Executives  generally  and/or  for  key Executives of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as same shall be constituted from time to time.

“Business”  shall  refer  to  the  business  of  the  Company  which  is  described  as:

Medical Services Management
.

“Chairman” shall mean the individual designated by the Board from time to time as its Chairman.

“Change of Control” shall mean the occurrence of one or more of the following three events:

 (i)        After  the  Effective  Date  of  this  Agreement,  any  person  becomes  a beneficial owner (as such term is defined in Rule 13d- 3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities representing  fiftypercent (50%) or more of the total number of votes that may be cast for the election of directors of the Company;

(ii)       Within two (2) years after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

(iii)      Within  two  years  after  a  tender  offer  or  exchange  offer  for  voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

Notwithstanding anything to the contrary in this Agreement, Executive acknowledges that the Company is seeking to raise capital from investors which would result in such investors acquiring a significant interest in the Company. Provided that Executive consents in writing to or votes as a director in favor of the infusion of capital to the Company in exchange for a significant equity interest in the Company, no Change in Control shall be deemed to have occurred.

“Chief Executive Officer” shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

“Code” shall refer to the Internal Revenue Code of 1986, as amended.

“Company” shall mean EMERGING MEDIA HOLDINGS, Inc., a Nevada corporation, together with such subsidiaries and affiliates of the Company, as may from time to time exist.

“Competitor” shall mean any person, entity, company, or corporation engaged in the same Business in the same Territory as the Company.

“Disability” shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive's total physical or mental disability, Executive's legal representative) that Executive is physically or mentally unable to perform his duties of Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12)-month period.

“Executive” shall mean CHRISTOPHER P. SMITH and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

“Person” shall mean any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in §§13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

“Reorganization” shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

“Term” shall mean a period five (5) years commencing with the Effective Date hereof (the ”Initial Term”).  On the fifth (5th) anniversary of the Effective Date, and on each subsequent annual anniversary of the effective date thereafter, this Agreement shall be automatically extended for an additional year (the “Renewal Term(s)”) unless either party notifies the other in writing more than ninety (90) days prior to the relevant anniversary date that this Agreement is no longer to be extended.  The Initial Term and each subsequent Renewal Term shall constitute the “Term” of this Agreement and all references to the “Term” shall apply accordingly.

“Territory” shall mean within a fifty (50) mile radius of any area in the United States and any equivalent section or area of any country in which the Company has an office, revenue- producing customers, or activities.

2       Positions, Responsibilities, and Terms of Employment.

2.01 Position. Executive shall serve as Chief Executive Officer and in such additional management position(s) as the Board shall designate.  In this capacity Executive shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of Chief Executive Officer in accordance with the standards of the industry. The Board shall either vote or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement: (i) Executive be nominated for election as a director at each meeting of shareholders held for the election of directors; (ii) Executive be elected to and continued in the office of Chief Executive Officer of the Company and such of its subsidiaries as he may select; (iii) Executive be elected to and continued on the Board of each subsidiary of the Company; (iv) if the Board of the Company or any of its subsidiaries shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Executive be elected to and continued on such committee; and (v) neither the Company nor any of its subsidiaries shall confer on any other officer or Executive authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Executive hereunder.

2.02  Best  Efforts  Covenant.  Executive  will,  to  the  best  of  his  ability,  devote  a substantial portion of his professional and business time and best efforts to the performance of his duties for the Company and its subsidiaries and affiliates. However, this will not prevent Executive from engaging in other business activities with other business entitiesthat do not interfere with his responsibilities as Chief Executive Officer.

2.03 Non-Exclusivity; No Adverse Participation. During this Agreement’s Term, Executive will be free to engage in any other employment, occupation or business enterprise so long as  they do  not  interfere  with  his  ability to  perform  his  duties  under this  Agreement. However, Executive agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Executive from owning shares of any Competitor of the Company so long as such shares (i) do not constitute more than 5% of the outstanding equity of such Competitor, and (ii) are regularly traded on a recognized exchange or listed for trading by NASDAQ in the over-the-counter market.

2.04 Post-Employment Non-competition/Non-Solicitation Covenant. Except with the prior written consent of the Board, Executive shall not engage in activities in the Territory either on Executive's own behalf or that of any other business organization, which are in direct or indirect competition with the Company for a period of one (1) year subsequent to Executive's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control), or the Company’s termination of Executive's employment for Cause. Executive and the Company expressly declare that the territorial and time limitations contained in this Section and the definition of “Territory” are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If such territorial or time limitations, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances or otherwise, Executive and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or periods of time as said court shall deem reasonable.

For a period of one (1) year subsequent to Executive's voluntary withdrawal from employment with the Company (except for a termination pursuant to a Change in Control), or the Company’s termination of Executive's employment for Cause, Executive will not without the express prior written approval of the Board (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender,  director,  officer,  executive,  sales  agent,  joint  venturer,  investor,  lessor,  supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment,  agency or business relationship  with the Company, or (ii) employ or seek to employ or cause any business organization in direct or indirect competition with the Company to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date Executive or the competitive business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from providing a letter of recommendation to an executive with respect to a future employment opportunity.

2.05 Confidential Information. Executive recognizes and acknowledges that the Company’s trade secrets and proprietary information and know-how, as they may exist from time  to  time  (“Confidential  Information”),  are  valuable,  special  and  unique  assets  of  the

Company’s business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Executive make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent). Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. Executive agrees to hold as the Company’s property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company. Executive agrees that he will not use or disclose to other executives of the Company, during the term of this Agreement, confidential information belonging to his former employers.

Executive  shall  use  his  best  efforts  to  prevent  the  removal  of  any  Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company.  Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.06 Records, Files. All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Executive during the Term of his employment under this Agreement shall be and shall remain the sole property of the Company.

2.07 Hired to Invent. Executive agrees that every improvement, invention, process, apparatus, method, design and any other creation that Executive may invent, discover, conceive, or originate by himself or in conjunction with any other Person during the term of Executive's employment under this Agreement that relates to the business carried on by the Company during the Term of Executive's employment under this Agreement shall be the exclusive property of the Company. Executive agrees to disclose to the Company every patent application, notice of copyright, or other action taken by Executive or any affiliate or assignee to protect intellectual property during the twelve (12) months following Executive's termination of employment at the Company, for whatever reason, so that the Company may determine whether to assert a claim under this Section or any other provision of this Agreement.

2.08     Equitable Relief. Executive acknowledges that his services to the Company are of a unique character which give them a special value to the Company. Executive further recognizes that violations by Executive of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. Executive agrees that, therefore, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 4 of this Agreement, the Company shall be entitled to injunctive relief, without posting any bond or showing actual damages, to restrain any violation, actual or threatened, by Executive of the provisions of this Agreement.

3    Compensation.

3.01 Minimum Annual Compensation. The Company shall pay to Executive for the services to be rendered hereunder a base salary at an annual rate of Sixty Thousand and 00/100
Dollars ($60,000.00) (the “Minimum Annual Compensation”). There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Executive. At no time during the Term of this Agreement shall Executive's annual base salary fall below the Minimum Annual Compensation. In addition, if the Board increases the Minimum Annual Compensation at any time during the Term of this Agreement, such increased Minimum Annual Compensation shall become a floor below which Executive's compensation shall not fall at any future time during the Term of this Agreement and shall become Minimum Annual Compensation.

Executive's  salary  shall  be  payable  in  periodic  installments  in  accordance  with  the
Company’s usual practice for Executives of the Company.

3.02  Incentive Compensation. In addition to the Minimum Annual Compensation, Executive shall be entitled to receive payments as set forth herein:

(a)  Bonus Programs.  Under the Company’s incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by the Company to be appropriate for Executives of the Company.   Any incentive compensation which is not deductible, in the opinion of the Company’s counsel, under § 162(m) of the Internal Revenue Code shall except as otherwise provided in this  Agreement be deferred and paid, without interest, in the first (1st) year or years when and to the extent such payment may be deducted, Executive's right to such payment being absolute, subject only to the provisions of Section 2.08.

(b) Performance Bonus.   Notwithstanding anything to the contrary in this Agreement, in addition to the payments and other benefits described in this Section 3 above, Executive shall be entitled to a Performance Bonus while rendering services under this Agreement.  Such bonus shall be calculated based on the sum of two (2)components:

(i)      The first component of the Performance Bonus shall be based on the Net Operating Profit before Income Taxes as shown on the Annual Financial Statements or as provided by the accountants regularly engaged by the Company.   This Performance Bonus shall be calculated as follows:

Net Operating Profit before Income Taxes	Performance Bonus

On the First $10 Million	2.0% of the Net Operating Profit

On the Next $40 Million	3.5% of the Net Operating Profit

On the Next $50 Million	2.5% of the Net Operating Profit

On all Amounts Over $100 Million	1.5% of the Net Operating Profit

(ii)       The second component of the Performance Bonus shall be based on  the  Net  Operating  Profit  before  Income  Taxes  for  all  of  the  Company’s  subsidiaries (“Covered Subsidiaries”) that the parties hereto agree in writing were   identified by and presentedto the Company for acquisition by the Company by Executive and as shown inthe Annual Financial Statements or as provided by the accountants regularly engaged by the Company.    This  Performance  Bonus  shall  be  calculated  as  ten  percent  (10%)  of  the  Net Operating Profit before Income Taxes of the Company’s ownership portion of the respective Covered Subsidiaries and shall be verified against the audited Annual Financial Statements of the respective Covered Subsidiaries.   The Net Operating Profits identified in this Paragraph 3.02(b)(ii) shall not be included in the calculation of the Net Operating Profit before Income Taxes for purposes of the Performance Bonus identified in Paragraph 3.02(b)(i), above; to the extent the audited Annual Financial Statements or reports provided by the Company’s accountant(s) include these sums, said amounts shall be subtracted from the Net Operating Profit before Income Taxes for the Company for purposes of calculating the Performance Bonus described in Paragraph 3.02(b)(i), above.

Notwithstanding anything to the contrary in this Agreement, all bonuses described herein shall be paid within thirty (30) days after the audited Annual Financial Statements are completed and  furnished  to  the  Company  or  filed  with  the  SEC,  whichever  is  earlier.  In  the  event Executive's employment  is for a period less than the entire year covered by the Annual Financial Statements, Executive shall be entitled to a prorated bonus.  The prorated bonus shall be the amount Executive would have received if Executive had been employed as Chief Executive Officer or in such similar capacity for the entire annual period, prorated to the portion of the annual period Executive was actually employed as such.

3.03 Participating in Benefits. Executive shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to Executives of the Company, subject to and on a basis consistent with the terms, conditions, and overall administration of such Benefits adopted by the Company. Benefits paid to Executive shall not be deemed to be in lieu of other compensation to Executive hereunder as described in this Section 3.

3.04 Specific Benefits. During the term of this Agreement (and thereafter to the extent this Agreement shall require):

(i)        Executive shall be entitled to five (5) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Executive.

(ii)      The Company shall provide fully paid accident and health insurance for Executive and his family unless waived by Executive in writing.  Any waiver of such benefits may be revoked at any time by Executive.

(iii)      In recognition of the necessity of the use of an automobile to the efficient and expeditious performance of Executive's services, duties and obligations to and on behalf of the Company, the Company shall provide to Executive, at the Company’s sole cost and expense, a car to be chosen by Executive with an aggregate leasing cost to the Company of not more than one thousand and 00/100 dollars ($1,000) per month.   In addition thereto, the Company shall bear the expense of insurance, fuel, and maintenance of said vehicle.

(iii)      In addition to the vacation provided pursuant to Section 3.04 (A) hereof, Executive shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

(iv)      Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the similarly situated Executives of the Company) in performing services hereunder.

(vi)      Upon  submission  of  travel  and  expense  reports  accompanied  by  proper vouchers, the Company will pay or reimburse Executive for all transportation, hotel, living, and related expenses incurred by Executive on business trips away from the Company’s principal office, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries and affiliates during the term of this Agreement.

(vii)     Executive shall be eligible to participate during the Employment Period in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its Executives or executives generally.

(viii)     During  and  following  the  Term  of  this  Agreement,  the  Company  shall indemnify and hold the Executive harmless to the maximum extent permitted under the Private CorporationsLaw of Nevada for acts taken within the scope of his employment.  To the extent that the Company obtains coverage under a director and officer indemnification policy, the Executive shall be entitled to such coverage on a basis that is no less favorable than the coverage provided  to  any  other  officer  or  director  of  the  Company.    This  provision  shall  survive termination of this Agreement.

4        Termination of Employment.

4.01.   Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term hereof.  If the Company determines in good faith that the Permanent Disability of the Executive has occurred during the Term of this Agreement (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Section 8.09 of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Company’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

4.02.    Termination   for   Cause.   The   Company   may   terminate   the   Executive’s employment during the Term hereof either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)         the willful failure of the Executive to perform the Executive’s duties  with the Company (other than any such  failure resulting from incapacity due to physical or mental illness) which Executive fails to correct within fifteen (15) days of receiving written notice of the Board's intention to terminate Executive if such failure or conduct is not corrected;

(ii)        the  willful  engaging  by  the  Executive  in  illegal  conduct  or  willful misconduct which is materially and demonstrably injurious to the Company;

(iii)       the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony;

(iv)      the Executive’s disclosure of confidential information in violation of the Company’s written policies which is materially and demonstrably  injurious to the Company which Executive fails to correct within fifteen (15) days of receiving written notice of the Board’s intention to terminate Executive if such failure or conduct is not corrected; or

(v)       the  Executive’s  material   willfull   breach   of   this   Agreement   which Executive fails to correct within fifteen (15) days of receiving written notice of the Board’s intention to terminate Executive if such failure or conduct is not corrected.

For purposes of this Section, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the  advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall  have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such  purpose (after reasonable  notice  is  provided  to  the  Executive  and  the  Executive  is  given  an  opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or   (iv) above, and specifying the particulars thereof in detail.

4.03                       Good Reason. “Good Reason” shall mean (in the absence of the written consent of the Executive):

(i)      the assignment to the Executive of any duties inconsistent with the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.01 of this Agreement or any action by the Company which results in a diminution in any of the foregoing, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)       any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)       the Company’s transfer of the Executive’s primary office located in Lake Mary, Florida by more than 25 miles;

(iv)       any other material breach of this Agreement by the Company; Agreement; or

(v)       any  failure  by  the  Company  to  comply  with  Section  8.01  of  this

(vi)       an event that results in a Change of Control occurs.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to any severance payments or benefits under Section 5(a) of this Agreement.  For purposes of providing notice  pursuant  to  this  Section,  either  Executive  or  Executives  attorney-in-fact,  personal representative, executor, or other legal representative (including but not limited to Executive’s attorney) may deliver the requisite notices described herein.

Notwithstanding anything to the contrary in this Agreement, the Executive recognizes that more experienced  management in the Company’s industry is being sought to be brought in to manage the Company and that Executive may be replaced as Chief Executive Officer  of the Company  or  his  duties  may  be  modified.    Provided  Executive  consents  in  writing  to  any removal, change or modification of his position, title or duties in the Company, no breach of this Agreement shall be deemed to have occurred and the terms hereof shall remain in full force and effect.

4.04     Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto  given  in  accordance  with  Section  8.05  of  this  Agreement.    For  purposes  of  this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent  applicable, sets forth in reasonable detail the facts and circumstances  claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other  than the date of receipt of such  notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall  not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4.05 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Company notifies  the Executive of such termination, and (iii) if the Executive’s employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.   The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination  described  in  this  Section  4  constitutes  a  “separation  from  service”  within  the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

5  Obligations of the Company upon Termination.

5.01 Good Reason or Without Cause. Subject to the Executive’s execution of the “Waiver and Release” attached hereto as Exhibit A (the “Waiver and Release”) no later than thirty (30) days after the Date of Termination,  if, during the Term of this Agreement, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason:

(i)        The Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination (or, if later, five (5) days after the effective date of the Waiver and Release), the aggregate of the following amounts:

A.        the sum of (1) the Executive’s Annual Minimum Salary through the Date of Termination to the extent not theretofore paid, (2) any annual incentive payment earned by the Executive for a prior period to the extent not theretofore paid and not theretofore deferred, (3) any Annual Performance Bonus Payment earned by the Executive for a prior period to the extent not theretofore paid and not theretofore deferred, (4) any accrued and unused vacation pay and (5) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1)-(5), shall be hereinafter referred  to as the “Accrued Obligations”);

B.        the  product  of  (1)  the  Performance  Bonus  Payment  and  (2)  a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Performance Bonus”);

C.        the amount equal to the sum of (i) three (3) times  the Executive’s Annual Minimum Salary; (ii) one (1) times the Performance Bonus Payment and (iii) one (1) times the Incentive Payment (i-iii collectively, the “Severance Payment”);

D.        in the event Executive is not fully vested in any retirement benefits with  the  Company  from  pension,  profit  sharing,  or  any  other  qualified  or  non-qualified retirement plan(s), the difference between the amounts Executive would have been paid if he had been vested on the date his employment was terminated and the amounts paid or owed to the Executive pursuant to such retirement plans;

E.       the product of (1) the Incentive Payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Incentive Payment”); and

F.        the present value of the amount equal to the sum of five (5) years’ Performance Bonus pay with such amount being calculated based on the Performance Bonus paid to the Employee the year prior to Termination.

(ii)       Notwithstanding anything to the contrary contained in any stock incentive plan or grant or award agreement, as applicable:

A.   All stock options and warrants outstanding as of the Date of Termination and held by the Executive shall vest in full and become immediately exercisable for the remainder of their full term;

B.        All  restricted  stock  shall  no  longer  be  restricted  to  the  extent permitted by law.  The Company will use its best efforts, at its sole cost to register such restricted stock as expeditiously as possible (A and B collectively, the "Equity Benefits").

(iii)      For the remainder of the Executive’s life and the life of his spouse as of the date hereof, the Company shall provide them continued health care benefits (such continued health  care  benefits,  the  “Medical    Benefits”)  as  follows:  (A)  during  the  first  18  months following the Date of Termination (the “Initial Benefits Continuation Period”) such health care benefits shall be provided at the Company’s sole expense consistent with the Company’s practice under the Company’s severance plan (as in effect on the Effective Date); and (B) during the 18- month period immediately following the Initial Benefits Continuation Period (but not beyond the Executive’s (or his spouse’s (as of the date hereof) attainment of age 65) (the “Subsequent Benefits Continuation Period”), such health care benefits shall be provided under the Company’s plans, programs, practices and policies providing health care benefits in the  manner required by Section 4980B of the Code or other applicable law  (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of the Initial Benefits Continuation Period, and   the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 5.01(iii)  and to cause the period of COBRA Coverage under the Company’s  health care benefit plans to commence at the end of the Initial Benefits Continuation Period. The Executive shall be responsible for the payment of any COBRA premium during the Subsequent Benefits Continuation Period, provided that the Company shall make a lump sum payment to the Executive within ten days of the end of the Initial Benefits Continuation Period (unless the Executive has theretofore died) equal to the cost of such premiums, plus an income tax gross-up thereon so that the Executive retains an amount equal to the cost of such premiums.  Within 30 days following the end of the Subsequent Benefits Period (or with respect to  the Executive’s spouse, on the delayed payment date set forth in the provision below), the Company shall pay the Executive a lump sum cash amount equal to the present value of the cost of premiums for health care coverage as a supplement to Medicare benefits under an individual policy from a third party insurer, with such insurer to be selected by the Executive (which coverage in combination with Medicare benefits shall provide benefits to the Executive and/or his spouse as of the date hereof  which are comparable to those provided to them under the Company’s group health plan) for the remainder of each of the lives of the Executive and  his spouse as of the date hereof (the payment of such cash amount and the additional coverage to be provided to the Executive’s spouse as of the date hereof, in the event she is not 65 at the end of the Subsequent Benefits Continuation Period), collectively, the “Retiree Coverage”);   provided, however, that notwithstanding the foregoing, in the event the Subsequent Benefits Continuation Period as it applies to the Executive terminates on or after the Executive’s attainment of age 65, his spouse (as of the date hereof) shall continue to be provided with health care benefits under the Company’s group health plan until she attains age 65 and shall pay for such continued participation following the Subsequent Benefits Continuation Period (unless she attains age 65 prior to the Subsequent Benefits Continuation Period) at the retiree rate and, upon her attainment of age 65, the Company shall pay her a lump sum cash amount in respect of the supplemental insurance policy described above; and

(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company  through the Date of Termination, and, to the extent the Executive satisfies any “retirement” based rule of any of the foregoing that provides for more beneficial treatment to the Executive, the Executive shall be afforded such more beneficial treatment (such other amounts and benefits and such more beneficial treatment shall be hereinafter referred to as the “Other Benefits”).

5.02     Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, the Pro-Rata Performance Bonus Payment, the Pro-Rata Incentive Payment, the Equity Benefits, the provision of the Retiree Coverage for the Executive’s spouse as of the date hereof and the timely payment or provision of the Other Benefits.  Accrued Obligations, the Pro- Rata Performance Bonus Payment, and Pro-Rata Incentive Payment shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination, and the payment in respect of the Retiree Coverage (which will be in addition to any rights to COBRA Coverage) shall be paid as soon as reasonably practicable following the Executive’s death but in no event later than the end of the COBRA Coverage period.   With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5.02 shall include, and the Executive’s estate shall be entitled after the Date of Termination to receive, death benefits as in effect at the Date of Termination generally with respect to senior executives of the Company.

5.03 Permanent Disability.  If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, the Pro-Rata Performance Bonus Payment, the Pro-Rata Incentive Payment and the Severance Payment, the Equity Benefits, the provision of the Medical Benefits in accordance with the 409A Medical Benefits Treatment, and the timely payment or provision of the Other Benefits.  Accrued  Obligations,  the  Pro-Rata  Performance  Bonus  Payment,  the  Pro-Rata Incentive Payment, and the Severance Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Executive, the Pro-Rata Performance Bonus Payment and the Severance Payment shall be paid, with Interest, to the Executive on the Delayed Payment Date.  In addition, in the event that  the  Executive  is  a  Specified  Executive,  any  cash  payments  in  respect  of  the  Retiree Coverage shall be paid to the Executive (or, as applicable, his spouse on the date hereof) on the later of (i) the Delayed Payment Date and (ii) the date that such payments would have otherwise been paid pursuant to the Retiree Coverage.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5.03 shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

5.04    Cause.  If  the  Executive’s  employment  shall  be  terminated  for  Cause  this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (A) the Accrued Obligations and (B) the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

5.05  Other than for Good Reason.  If the Executive’s employment shall be terminated by the Executive without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (A) the Accrued Obligations, (B) the Other Benefits, and (C) the Retiree Coverage.  Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, in the event that the Executive is a Specified Executive, any cash payments in respect of the Retiree Coverage shall be paid to the Executive (or, as applicable, his spouse on the date hereof) on the later of (i) the Delayed Payment Date and (ii) the date that such payments would have otherwise been paid pursuant to the Retiree Coverage.

6          Full Settlement; Legal Fees.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any  set-off,  counterclaim,  recoupment,  defense  or  other  claim,  right,  or  action  which  the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the   provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any  payment  pursuant  to  this  Agreement),  plus,  in  each  case,  Interest,  provided  that  the Executive prevails on any material issue in such contest. In order to comply with Section 409A of the Code, (i) in no event shall the payments by the Company under this Section 6 be made later than the end of the calendar  year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of such legal fees and expenses that the Company  is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year; (iii) the Company’s obligation to pay the Executive’s legal fees shall terminate on the 20th anniversary of the Effective Date; and (iv) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

7          Certain Additional Payments by the Company.

7.01     Excise Taxes; Interest; Penalties.  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by, or benefit from, the Company or any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code) or by any affiliate of such person, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such  excise  tax,  together  with  any such  interest  and  penalties,  are  hereinafter  collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Any Gross-Up Payment that the Company is required to make to reimburse Executive for federal, state and local taxes imposed upon Executive, including the amount of additional taxes imposed upon Executive due to the Company’s payment of the initial taxes on such amounts, shall be made by the Company by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes to the taxing authority.

7.02     Fees and Expenses Determined by Accounting Firm.     Subject        to        the provisions of Section 7.03, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm that is (i) not serving as accountant or auditor for the person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code) or any Affiliate of such person and (ii) agreed upon by the Company and Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days after appointment by the Company and Executive and receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses  of  the  Accounting  Firm  shall  be  borne  solely  by  the  Company.   Any  Gross-Up Payment, as determined pursuant to this Section 7 shall be paid by the Company to Executive within five days after the receipt of the Accounting Firm’s determination and in no event later than the payment deadline specified in Section 7.01  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be  made  hereunder.   In  the  event  that  the  Company  exhausts  its  remedies  pursuant  to Section 7.03 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

7.03     Higher Payments Demanded by Taxing Authority(ies).  Executive shall notify the Company in writing of any claim by the Internal Revenue Service, state or other taxing authority (“Taxing Authority”) that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the Taxing Authority seeks higher payment.  Such notification shall be given as soon as practicable, but no later than ten business days after Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)       give the Company any information reasonably requested by the Company relating to such claim,

(ii)      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)     cooperate with the Company in good faith in order to effectively contest such claim, and claim;

(iv)     permit the Company to participate in any proceedings relating to such provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred at any time during the period that ends ten years following the lifetime of Executive in connection with such proceedings and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax and income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 7.03, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  The Company shall not direct Executive to pay such a claim and sue for a refund if, due to the prohibitions of section 402 of the Sarbanes-Oxley Act of 2002, the Company may not advance to Executive the amount necessary to pay such claim.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Taxing Authority.  The costs and expenses that are subject to be paid pursuant to this Section 7.03 shall not be limited as a result of when the costs or expenses are incurred.  The amounts of costs or expenses that are eligible for payment pursuant to this Section 7.03 (iv) during a given taxable year of Executive shall not affect the amount of costs or expenses eligible for payment in any other taxable year of Executive.  The right to payment of costs and expenses pursuant to this Section 7.03 (iv) is not subject to liquidation or exchange for another benefit.  Any payment due under this Section 7.03 (iv) to reimburse Executive for any taxes shall be made to Executive by the Company by the end of Executive’s taxable year following Executive’s taxable year in which Executive remits the related taxes to the applicable taxing authorities.

7.04     Refunds.    If,  after  the  receipt  by  Executive  of  an  amount  advanced  by  the Company pursuant  to  Section 7.03,  Executive  becomes  entitled  to  receive  any  refund  with respect  to  such  claim,  Executive  shall  (subject  to  the  Company’s  complying  with  the requirements of Section 7.03 promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto.  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 7.03, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall not be required to be repaid.

8    Miscellaneous.

8.01     Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a reorganization, merger, or consolidation and any assignee of all or substantially all of the Company’s business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Executive.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive's legal representatives, heirs and legatees.

8.02    Governing Law; Jurisdiction; Venue. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York, without giving effect to any principles of conflicts of law thereunder.  In any action brought to enforce this Agreement, the exclusive jurisdiction and venue shall be the Business Court of Orange County, Florida, without regard to any conflicts of law.

8.03    Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.04     Notice. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by prepaid cable, telex or registered air mail, return receipt requested, to the party to receive such notice at its address set forth at the end of this Agreement or at such other address as a party may by notice specify to the other.    With respect to electronic mail communications, such communications shall be deemed effective only upon receipt of responsive electronic mail confirmation from the receiving party to the delivering party that such mail was, in fact, received (read e-mail confirmations satisfy this notice requirement).

8.05     Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision, of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

8.06    Binding Effect. Subject to the provisions of Sections 5 and 8.01 hereof, this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the parties hereto.

8.07     Survival of Rights and Obligations. All rights and obligations of Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

8.08     Effective Date and Prior Employment Agreement. Executive and the Company agree that the Effective Date of this Agreement is the date first written at the beginning of this Agreement.  All prior employment agreements between the Company and Executive are hereby terminated and superseded as of the Effective Date, provided that all rights of the Executive to any compensation or benefits which have accrued under the prior agreements and any time or vesting accrued in the Company or any of its benefit, pension, profit-sharing, bonus, incentive or other plans shall be carried over.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the day and year first above written.

COMPANY: EMERGING MEDIA HOLDINGS, INC.	EXECUTIVE:
a Nevada corporation

/s/ Iurie Bordian	/s/ Chris Smith

Iurie Bordian
Print Name:	Christopher P.Smith
Title:

Exhibit A

WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS AGREEMENT AND RELEASE IS EXECUTED BY THE EXECUTIVE.

For and in consideration of the  payments and other benefits due to Christopher P. Smith  (the  “Executive”)  pursuant  to  the  Employment  Agreement  (the “Employment  Agreement”)  entered  into  as  of  July 1,  2012  (the  “Effective  Date”),  by  and Between
INC.
(the “Company”) and the Executive, and  for other good and valuable consideration, the Executive irrevocably and unconditionally releases and forever discharges the Company and each and all of its present and former officers, agents, directors, managers, Executives, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Executive at any time  heretofore had or claimed to have or which the Executive may have or claim  to have regarding events that have occurred up to and including the date of the Executive’s execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, the Executive understands and agrees that the Executive’s release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 (except as to vested benefits, if any), the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Fair Labor Standards Act, as amended , the District of Columbia Human Rights Act, as amended, the New York City Administrative Code, as amended, the  New York Labor Law, as amended, the Maryland Human Relations Act, the New York Executive Law, as amended, the District of Columbia Wage Payment and Wage Collection Law, as amended, the Maryland Wage Payments and Collection Act, as amended, claims arising out of any legal restrictions on an employer's right to terminate its employees in any jurisdiction, such as claims for wrongful or constructive discharge, breach of any express or implied contract, and/or any claims on any basis whatsoever regarding your status, pay position, or title while employed by the Company, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

The Executive shall have thirty (30) days from the Date of Termination to sign and return this  Release  by  personal  or  guaranteed  overnight  delivery to  the  attention  of  EMERGING MEDIA HOLDINGS, INC., a Nevada corporation. Notwithstanding anything to the contrary in this Release,   the Executive can revoke this Release within seven days after executing the Release by sending written  notification to the Company of Executive’s intent to revoke the Release,   and this Release shall not become effective or enforceable until such     revocation period has expired. The Executive’s written notification of the intent to revoke the Release must be sent to EMERGING MEDIA HOLDINGS, INC., a Nevada corporation by personal delivery or guaranteed overnight delivery, at:

201 S. Orange Ave
suite 1510
Orlando, FL 32801

  , within seven (7) days after the Executive executed the Release.

The Executive acknowledges that he/she may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive acknowledges that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive nevertheless intends to release the Company from any and all such unknown  claims,  including  damages  which  are  unknown  or  unanticipated.  The  parties understand the word “claims” to include all  actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this  Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

Notwithstanding anything else herein to the contrary, this Release shall  not affect, and the Executive does not waive: (i) rights to  indemnification the Executive may have under (A) applicable law, (B) any other agreement between the Executive and a Released Party and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and  any of its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are jointly responsible; (iii) the Executive’s rights to  benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and  provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available;  (iv) the Executive’s rights as a stockholder of any of the Affiliated Entities; or (v) any obligations of the Affiliated Entities under the Employment Agreement.

The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with  the Company before  executing it  (and  that  any modification  of this  Release, whether  material or immaterial, will not restart or change the original consideration period) and the Executive fully understands that by signing  below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven days after returning the Release to the Company to revoke this Release; (c) has  been  advised  to  consult  legal  counsel  regarding the terms  of this  Release;  (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also agrees that  to the extent permitted by  law,  Executive  shall  not  (i)  file  a  charge  or  complaint  with  the  Equal  Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or  local administrative or regulatory agency, or (ii) participate in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency. Notwithstanding anything in this Release to the contrary, nothing in this  Release shall be construed to prohibit the Executive from (i) filing a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or  local administrative or regulatory agency, or (ii) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency if Executive’s waiver of such rights under the preceding sentence is deemed unenforceable, illegal or against public policy.  However, in such event, the  Executive expressly waives  the  right  to  any  relief  of  any  kind    should  the  Equal  Employment  Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency pursue any claim on the Executive’s behalf.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

EMERGING MEDIA HOLDINGS,
INC. a Nevada corporation

Print Name:	CHRISTOPHER P. SMITH
Title:
Date:	Date: